As filed with the U.S. Securities and Exchange Commission on June 16, 2017

Registration No. 333-183182

Registration No. 333-183179

Registration No. 333-176215

Registration No. 333-153693

Registration No. 333-110446

Registration No. 333-208105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183182

POST-EFFECTIVE AMENDMENT  NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183179

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176215

POST-EFFECTIVE AMENDMENT  NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153693

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110446

POST-EFFECTIVE AMENDMENT  NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208105

UNDER

THE SECURITIES ACT OF 1933

GENVEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2705690
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

910 Clopper Road, Suite 220N, Gaithersburg, MD	20878
(Address of Principal Executive Offices)	(Zip Code)

GENVEC, INC. 2015 OMNIBUS INCENTIVE PLAN

INDUCEMENT STOCK OPTION AWARD

GENVEC, INC. 2011 OMNIBUS INCENTIVE PLAN, AS AMENDED

GENVEC, INC. 2002 STOCK INCENTIVE PLAN

(Full titles of the plans)

Donald P. Lehr

President

GenVec, Inc.

910 Clopper Road, Suite 220N

Gaithersburg, MD 20878

(Name and address of Agent for service)

(240) 632-0740

(Telephone number, including area code, of agent for service)

Copy to:

Peter W. Smith

Corby J. Baumann

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10017

Telephone: (212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by GenVec, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission:

•	Registration Statement on Form S-8 (No. 333-208105), filed on November 19, 2015, which registered the offering of an aggregate of 2,000,000 shares of common stock, $0.001 par value (“Shares”), as adjusted to reflect the one-for-ten reverse stock split effected by the Company on December 1, 2016 (the “2016 Stock Split”);

•	Registration Statement on Form S-8 (No. 333-183182), filed on August 9, 2012, which registered the offering of an aggregate of 250,000 Shares, as adjusted to reflect the 2016 Stock Split;

•	Registration Statement on Form S-8 (No. 333-183179), filed on August 9, 2012, which registered the offering of an aggregate of 640,000 Shares, as adjusted to reflect the 2016 Stock Split;

•	Registration Statement on Form S-8 (No. 333-176215), filed on August 10, 2011, which registered the offering of an aggregate of 1,919,959 Shares, as adjusted to reflect the 2016 Stock Split;

•	Registration Statement on Form S-8 (No. 333-153693), filed on September 26, 2008, which registered the offering of an aggregate of 9,580,000 Shares, as adjusted to reflect the one-for-ten reverse stock split effected by the Company on April 18, 2011 (the “2011 Stock Split”) and the 2016 Stock Split; and

•	Registration Statement on Form S-8 (No. 333-110446), filed on November 13, 2003, which registered the offering of an aggregate of 2,000,000 Shares, as adjusted to reflect the 2011 Stock Split and the 2016 Stock Split.

These Post-Effective Amendments to the Registration Statements are being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold.

On June 16, 2017, pursuant to an Agreement and Plan of Merger, dated as of January 24, 2017, by and among the Company, Intrexon Corporation, a Virginia corporation (“Intrexon”), and Intrexon GV Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Intrexon (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving corporation and a wholly-owned subsidiary of Intrexon.

As a result of the Merger, the Registrant has determined to terminate the offerings under the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the securities previously registered under the Registration Statements that remain unsold as of the date hereof.

The Company hereby removes from registration the securities registered under the Registration Statements that remain unsold under the above listed Registration Statements as of the filing date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on June 16, 2017.

GENVEC, INC.

By:	/s/ Donald P. Lehr
Name:	Donald P. Lehr
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.